Exhibit 99.1

Abbott Reports Strong Second Quarter Results; Confirms Double-Digit Ongoing Earnings Growth Outlook for 2010

Financial:

–   Second Quarter Ongoing EPS Growth of 13.5 Percent  –

–   Worldwide Sales Increased 17.8 Percent  –

–   Strong Performance Across Diverse Businesses –

–   Accelerated Emerging Markets Leadership –

–   Enhanced Broad-Based Pipeline –

John Thomas
(847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

ABBOTT PARK, III., July 21, 2010 — Abbott today announced financial results for the second quarter ended June 30, 2010.

•      Diluted earnings per share, excluding specified items, were $1.01, reflecting 13.5 percent growth, exceeding Abbott’s previously issued guidance range of $0.98 to $1.00. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.83.

•      Worldwide sales increased 17.8 percent to $8.8 billion, including a favorable 2.7 percent effect of exchange rates.

•      Worldwide pharmaceutical sales increased 24.5 percent, including a favorable 2.8 percent effect of exchange rates and a full quarter of sales contribution from the Solvay Pharmaceuticals acquisition.

•      Worldwide vascular products sales increased 26.9 percent, including a favorable 2.3 percent effect of exchange rates, driven by strong international growth.

•      Worldwide diagnostics sales increased 8.0 percent, including a favorable 3.5 percent effect of exchange rates.

•      Worldwide nutritional sales increased 10.1 percent, including a favorable 2.8 percent effect of exchange rates, driven by strong double-digit growth in international nutritionals.

“Abbott’s diverse sources of earnings growth led to strong financial results again this quarter, continuing Abbott’s record of steady, reliable performance,” said Miles D. White, chairman and chief executive officer, Abbott. “We also strengthened our emerging markets presence with the announced acquisition of Piramal Healthcare Solutions, giving Abbott the number-one position in the fast-growing Indian pharmaceutical market. This follows several other strategic actions that provide Abbott critical mass to capture the significant growth expected in emerging markets.”

The following is a summary of second-quarter 2010 sales.

Quarter Ended 6/30/10			% Change vs. 2Q09
(dollars in millions)	Sales		Reported	Foreign Exchange	Operational

Total Sales	$8,826		17.8	2.7	15.1

Total International Sales	$5,035		28.1	5.2	22.9

Total U.S. Sales	$3,791		6.4	—	6.4

Worldwide Pharmaceutical Sales	$4,914	(a)	24.5	2.8	21.7

International Pharmaceuticals	$2,798	(a)	40.4	5.5	34.9

U.S. Pharmaceuticals	$2,116	(a)	8.4	—	8.4

Worldwide Nutritional Sales	$1,414		10.1	2.8	7.3

International Nutritionals	$734		19.3	5.9	13.4

U.S. Nutritionals	$680		1.7	—	1.7

Worldwide Diagnostics Sales	$948		8.0	3.5	4.5

International Diagnostics	$708		10.3	4.8	5.5

U.S. Diagnostics	$240		1.6	—	1.6

Worldwide Vascular Sales	$835		26.9	2.3	24.6

International Vascular	$399		51.6	5.8	45.8

U.S. Vascular	$436		10.5	—	10.5

Other Sales	$715		(2.0)	1.7	(3.7)

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisition of Solvay Pharmaceuticals, which closed on Feb. 15, 2010.

The following is a summary of first-half 2010 sales.

First-Half Ended 6/30/10			% Change vs. 1H09
(dollars in millions)	Sales		Reported	Foreign Exchange	Operational

Total Sales	$16,524		16.3	3.4	12.9

Total International Sales	$9,481		24.0	6.3	17.7

Total U.S. Sales	$7,043		7.3	—	7.3

Worldwide Pharmaceutical Sales	$9,018	(a)	18.9	3.6	15.3

International Pharmaceuticals	$5,193	(a)	26.6	6.6	20.0

U.S. Pharmaceuticals	$3,825	(a)	9.9	—	9.9

Worldwide Nutritional Sales	$2,734		10.9	2.7	8.2

International Nutritionals	$1,412		18.7	5.7	13.0

U.S. Nutritionals	$1,322		3.7	—	3.7

Worldwide Diagnostics Sales	$1,863		9.9	4.5	5.4

International Diagnostics	$1,381		11.7	6.1	5.6

U.S. Diagnostics	$482		5.3	—	5.3

Worldwide Vascular Sales	$1,581		21.4	2.8	18.6

International Vascular	$731		42.6	7.1	35.5

U.S. Vascular	$850		7.7	—	7.7

Other Sales	$1,328		13.5	2.4	11.1

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Includes impact from the acquisition of Solvay Pharmaceuticals, which closed on Feb. 15, 2010.

The following summarizes the impact of foreign exchange on global sales for selected products.

Quarter Ended 6/30/10	Global	Global Sales % Change vs. 2Q09
(dollars in millions)	Sales	Reported	Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,593	21.5	3.0	18.5

TriCor/TRILIPIX	$388	15.6	—	15.6

Kaletra	$294	(14.2)	1.9	(16.1)

Niaspan	$211	1.6	—	1.6

Lupron	$187	(5.0)	2.9	(7.9)

Synthroid	$129	11.1	3.3	7.8

Nutritional Products

Pediatric Nutritionals	$763	11.7	2.8	8.9

Adult Nutritionals	$639	8.8	2.9	5.9

Medical Products

Core Laboratory Diagnostics	$793	6.1	3.8	2.3

Coronary Stents	$533	34.2	2.7	31.5

Diabetes Care	$325	5.4	2.8	2.6

Medical Optics	$269	1.4	1.5	(0.1)

Molecular Diagnostics	$89	22.6	1.7	20.9

The following is a summary of Abbott’s second-quarter 2010 sales for selected products.

			International
	U.S.			% Change vs. 2Q09
Quarter Ended 6/30/10		% Change			Foreign
(dollars in millions)	Sales	vs. 2Q09	Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$696	9.6	$897	32.7	5.8	26.9

TriCor/TRILIPIX	$318	(5.3)	$70	n/m	n/m	n/m

Kaletra	$93	(16.0)	$201	(13.4)	2.8	(16.2)

Niaspan	$211	1.6	—	—	—	—

Lupron	$121	(11.9)	$66	10.7	9.6	1.1

Synthroid	$103	6.8	$26	32.7	20.0	12.7

Nutritional Products

Pediatric Nutritionals	$334	1.5	$429	21.3	5.4	15.9

Adult Nutritionals	$334	2.5	$305	16.7	6.5	10.2

Medical Products

Core Laboratory Diagnostics	$145	(5.5)	$648	9.1	4.8	4.3

Coronary Stents	$279	9.0	$254	80.3	7.7	72.6

Diabetes Care	$127	(0.4)	$198	9.5	4.8	4.7

Medical Optics	$100	(0.3)	$169	2.5	2.3	0.2

Molecular Diagnostics	$43	18.5	$46	26.6	3.4	23.2

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

First-Half Ended 6/30/10	Global	Global Sales % Change vs. 1H09
(dollars in millions)	Sales	Reported	Foreign Exchange	Operational
Pharmaceutical Products

HUMIRA	$2,991	28.1	4.7	23.4

TriCor/TRILIPIX	$679	15.5	—	15.5

Kaletra	$586	(7.7)	3.1	(10.8)

Niaspan	$416	7.7	—	7.7

Lupron	$360	(7.7)	3.2	(10.9)

Synthroid	$252	14.4	3.4	11.0

Nutritional Products

Pediatric Nutritionals	$1,463	11.3	2.5	8.8

Adult Nutritionals	$1,245	11.7	3.1	8.6

Medical Products

Core Laboratory Diagnostics	$1,555	7.8	4.8	3.0

Coronary Stents	$987	23.6	2.9	20.7

Diabetes Care	$620	4.7	4.0	0.7

Medical Optics	$530	70.9	1.3	69.6

Molecular Diagnostics	$176	26.2	3.1	23.1

The following is a summary of Abbott’s first-half 2010 sales for selected products.

			International
	U.S.			% Change vs. 1H09
First-Half 6/30/10		% Change			Foreign
(dollars in millions)	Sales	vs. 1H09	Sales	Reported	Exchange	Operational
Pharmaceutical Products

HUMIRA	$1,239	18.5	$1,752	35.8	8.6	27.2

TriCor/TRILIPIX	$596	1.4	$83	n/m	n/m	n/m

Kaletra	$165	(15.8)	$421	(4.1)	4.5	(8.6)

Niaspan	$416	7.7	—	—	—	—

Lupron	$229	(15.2)	$131	9.4	10.3	(0.9)

Synthroid	$201	10.6	$51	32.9	19.7	13.2

Nutritional Products

Pediatric Nutritionals	$644	3.1	$819	18.8	4.8	14.0

Adult Nutritionals	$652	6.2	$593	18.6	6.8	11.8

Medical Products

Core Laboratory Diagnostics	$292	(2.2)	$1,263	10.5	6.1	4.4

Coronary Stents	$540	3.0	$447	62.7	8.4	54.3

Diabetes Care	$250	1.1	$370	7.3	6.9	0.4

Medical Optics	$200	38.2	$330	99.5	2.3	97.2

Molecular Diagnostics	$87	25.1	$89	27.2	6.1	21.1

n/m = Not meaningful

Business Highlights

•                  Abbott Accelerates Emerging Markets Presence

Announced a number of strategic actions to further accelerate Abbott’s presence and capture growth opportunities in key emerging markets, including the acquisition of Piramal’s Healthcare Solutions business, giving Abbott the number-one position in the Indian pharmaceutical market. Additionally, announced a license and supply agreement with Zydus Cadila, providing a complementary portfolio of branded generics that Abbott will commercialize in 15 fast-growing emerging markets. Created a new stand-alone Established Products Division to provide focus, structure and resources to optimize the global market opportunity for its leading branded generics portfolio.

•                  Added Late-Stage Pipeline Compound for Endometriosis

Announced a collaboration agreement to develop and commercialize elagolix for the treatment of endometriosis-related pain. Elagolix is a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist, which has recently completed a Phase IIb study in endometriosis. Endometriosis is associated with a multitude of symptoms, including pain related to menstruation (dysmenorrhea), as well as chronic pelvic pain throughout the menstrual cycle and infertility. In addition to endometriosis, elagolix will be evaluated for the treatment of uterine fibroids.

•                  Announced Positive New Data at EuroPCR

Presented additional data from the MitraClip® pivotal trial, EVEREST II, which demonstrated consistent performance of the MitraClip system for the two causes of mitral regurgitation (MR) — functional MR (FMR) or degenerative MR (DMR). The 30-day major adverse event rate for MitraClip was similar for the FMR and DMR patient subgroups, both lower than the surgical control group. Preliminary two-year results indicated the durability of MitraClip was maintained at two years. Mitral regurgitation is the most common structural heart defect in the world.

Presented data from two late-breaking clinical trials that reinforced the outstanding safety data supporting Abbott’s market-leading XIENCE V Everolimus Eluting Coronary Stent System. In addition, announced positive six-month results from the first 45 patients enrolled in the second stage of the ABSORB trial demonstrating a low rate of major adverse cardiac events (MACE) and no blood clots (thromboses) for Abbott’s bioresorbable vascular scaffold (BVS).

•                  New Molecular Diagnostic Test Approved by FDA

Gained approval from the U.S. Food and Drug Administration (FDA) to market a new, sensitive molecular diagnostic test and instrument to simultaneously detect two of the nation’s most prevalent sexually transmitted diseases, gonorrhea and chlamydia, including a new variant strain of chlamydia recently discovered in Sweden.

•                  Received FDA Approval for Two Core Laboratory Diagnostic Tests

Received approval from the FDA for Abbott’s ARCHITECT HIV Ag/Ab Combo assay, which is the first test approved in the United States that can simultaneously detect both HIV antigen and antibodies. Studies have demonstrated that Abbott’s new test may detect HIV days earlier than antibody-only tests. The FDA has also cleared a new diagnostic test to monitor ovarian cancer, a disease that will strike an estimated one out of every 71 women in the United States in their lifetimes. Abbott’s new ARCHITECT HE4 (human epididymis protein 4) assay, the first automated test of its kind available in the United States, uses a simple blood test to aid in monitoring for the recurrence or progression of this disease.

•                  Completed Acquisition of Facet Biotech; Advanced MS Compound into Phase III

Completed the acquisition of Facet Biotech Corporation, strengthening Abbott’s pharmaceutical pipeline in neuroscience and oncology. The acquisition provides Abbott with daclizumab, a promising biologic that recently advanced into Phase III trials for multiple sclerosis (MS), as well as compounds that complement its existing diverse oncology program.

Abbott confirms double-digit earnings-per-share growth outlook for 2010

Abbott is confirming previously issued earnings-per-share guidance for the full-year 2010 of $4.13 to $4.18, excluding specified items. The midpoint of this guidance range reflects growth of approximately 12 percent over 2009.

Abbott forecasts specified items for the full-year 2010 of approximately $0.55 per share, primarily associated with the impact of health care reform on deferred tax assets, acquisition integration, previously announced cost reduction initiatives, a litigation reserve, in-process research and development related to the Neurocrine collaboration, and the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.58 to $3.63 for the full-year 2010. As previously indicated, this forecast excludes additional integration costs associated with the Solvay Pharmaceuticals acquisition that are expected to be quantified in the third quarter.

Abbott declares quarterly dividend

On June 11, 2010, the board of directors of Abbott declared the company’s quarterly common dividend of 44 cents per share, an increase of 10 percent over the prior period. The cash dividend is payable Aug. 15, 2010, to shareholders of record at the close of business on July 15, 2010. This marks the 346th consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 83,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, in Item 1A, “Risk Factors,” to our quarterly report on Securities and Exchange Commission Form 10-Q for the quarter ended March 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Second Quarter Ended June 30, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change
Net Sales	$8,826	$7,495	17.8

Cost of products sold	3,544	3,129	13.3
Research and development	858	670	28.0
Acquired in-process research and development	75	—	n/m
Selling, general and administrative	2,743	2,025	35.5
Total Operating Cost and Expenses	7,220	5,824	24.0

Operating earnings	1,606	1,671	(3.9)

Net interest expense	96	103	(6.6)
Net foreign exchange (gain) loss	(41)	14	n/m
Other (income) expense, net	(8)	(13)	n/m
Earnings before taxes	1,559	1,567	(0.5)
Taxes on earnings	267	279	(4.3)
Net Earnings	$1,292	$1,288	0.3

Net Earnings Excluding Specified Items, as described below	$1,578	$1,388	13.6	1)

Diluted Earnings per Common Share	$0.83	$0.83	—

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.01	$0.89	13.5	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,552	1,551

1)              2010 Net Earnings Excluding Specified Items excludes after-tax charges of $75 million, or $0.05 per share, for acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $83 million, or $0.05 per share, for closing and integration costs associated with the acquisition of Solvay Pharmaceuticals and other recent acquisitions and $22 million, or $0.01 per share, for cost reduction initiatives and other.

2009 Net Earnings Excluding Specified Items excludes after-tax charges of $33 million, or $0.02 per share, primarily for costs associated with the acquisition of Advanced Medical Optics (AMO) and $67 million, or $0.04 per share, for cost reduction initiatives and other.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First-Half Ended June 30, 2010 and 2009

(in millions, except per share data)

(unaudited)

	2010	2009	% Change
Net Sales	$16,524	$14,213	16.3

Cost of products sold	6,879	6,065	13.4
Research and development	1,588	1,321	20.2
Acquired in-process research and development	75	—	n/m
Selling, general and administrative	4,906	4,095	19.8
Total Operating Cost and Expenses	13,448	11,481	17.1

Operating earnings	3,076	2,732	12.6

Net interest expense	185	191	(3.3)
Net foreign exchange (gain) loss	29	29	1.1
Other (income) expense, net	(19)	(988)	n/m	1)
Earnings before taxes	2,881	3,500	(17.7)
Taxes on earnings	586	773	(24.1)
Net Earnings	$2,295	$2,727	(15.8)	1)

Net Earnings Excluding Specified Items, as described below	$2,845	$2,531	12.4	2)

Diluted Earnings per Common Share	$1.47	$1.75	(16.0)	1)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.82	$1.62	12.3	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,557	1,554

1)              In 2009, other (income) expense, net earnings, and diluted earnings per common share included the one time favorable impact of the derecognition of a contingent liability associated with the conclusion of the TAP joint venture ($797 million pre-tax, $505 million after-tax, or $0.32 per share).  Since this did not recur in 2010, this results in a 2010 decline in net earnings and diluted earnings per common share on a GAAP basis when compared to 2009. For ongoing purposes, in 2009, as discussed in footnote 2 below, this item was excluded from net earnings and diluted earnings per common share.

2)              2010 Net Earnings Excluding Specified Items excludes after-tax charges of $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $75 million, or $0.05 per share, relating to acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $136 million, or $0.09 per share, for closing and integration costs associated with the acquisition of Solvay Pharmaceuticals and other recent acquisitions, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, and $58 million, or $0.03 per share, for cost reduction initiatives and other.

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture. This was partially offset by $108 million, or $0.07 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $41 million, or $0.02 per share, for litigation settlements and $160 million, or $0.10 per share, for cost reduction initiatives and costs associated with a delayed product launch.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the growth of Worldwide Pharmaceutical sales?

A1)                            Worldwide Pharmaceutical sales increased 24.5 percent, including a favorable 2.8 percent effect of exchange rates, driven by strong international pharmaceutical sales growth of more than 40 percent. Sales included the first full-quarter contribution from the Solvay acquisition, which closed in February 2010.

Growth in the quarter was driven by HUMIRA global sales growth of 21.5 percent, with reported international growth of 32.7 percent. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets. U.S. HUMIRA sales increased approximately 10 percent, in-line with underlying prescription trends for the product. Global lipid franchise sales growth was 10.3 percent, including the international TriCor sales contribution from the Solvay acquisition.

Q2)                           What drove the strong performance in Worldwide Vascular, Worldwide Nutritional and Worldwide Diagnostics sales?

A2)                            Double-digit growth in Worldwide Vascular sales were driven by international vascular sales growth of more than 50 percent. Abbott holds the number-one global position in drug-eluting stents, metallic stents and guidewires. Abbott’s drug-eluting stent franchise, which includes XIENCE V and XIENCE PRIME, continues to perform well, including strong international performance in Europe and Japan.

Worldwide nutritional products sales increased 10.1 percent, including a favorable 2.8 percent impact from exchange and driven by more than 19 percent growth internationally. Both pediatric and adult international nutritional sales were up double-digits in the quarter. Abbott continues to perform well in key emerging markets, including China, Southeast Asia and Latin America. In the United States, Abbott continues to hold its leadership position in infant formula and adult nutritionals.

High single-digit growth in Worldwide Diagnostics reflects continued double-digit growth in Abbott’s Molecular and Point of Care diagnostics businesses as well as strong growth in its international Core Laboratory Diagnostics business.

Questions & Answers (continued)

Q3)         What was the second-quarter gross margin ratio?

A3)         The gross margin ratio before and after specified items is shown below (dollars in millions):

	2Q10
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,544	$5,282	59.8%
Adjusted for specified items:
Acquisition related	$(38)	$38	0.4%
Cost reduction initiatives and other	$(30)	$30	0.4%
As adjusted	$3,476	$5,350	60.6%

The adjusted gross margin ratio of 60.6 percent, above Abbott’s previous forecast, was driven by strong performance across several businesses, including vascular, diagnostics, diabetes and nutrition, as well as a favorable impact from foreign exchange.

Q4)         What drove SG&A and R&D investment in the quarter?

A4)         In the second quarter, both SG&A and R&D investment increased strong double-digits, reflecting Abbott’s continued investment in programs to drive future growth, as well as increases associated with the addition of Solvay Pharmaceuticals. R&D expense reflected continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Q5)         What was the tax rate for the second-quarter 2010?

A5)         The ongoing tax rate this quarter was 16.3 percent, in line with Abbott’s previous forecast. The reported second-quarter tax rate is reconciled to the ongoing rate below (dollars in millions):

	2Q10
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$1,559	$267	17.1%
Specified items	$326	$40	12.3%
Excluding specified items	$1,885	$307	16.3%

Questions & Answers (continued)

Q6)         How did specified items affect reported results?

A6)         Specified items impacted second-quarter results as follows:

	2Q10
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported	$1,559	$1,292	$0.83
Adjusted for specified items:
Acquired IPR&D	$75	$75	$0.05
Litigation reserve	$126	$106	$0.07
Acquisition related	$99	$83	$0.05
Cost reduction initiatives and other	$26	$22	$0.01
As adjusted	$1,885	$1,578	$1.01

Acquired in-process research and development is related to the agreement with Neurocrine Biosciences to develop and commercialize elagolix for the treatment of endometriosis. Litigation reserve relates to a settlement reached in principle for which a reserve was established during the quarter. Acquisition related is associated with closing and integration costs related to the Solvay Pharmaceuticals and other recent acquisitions. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q10
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Other (Income)/ Expense
As reported	$3,544	$858	$75	$2,743	$(8)
Adjusted for specified items:
Acquired IPR&D	—	—	$(75)	—	—
Litigation reserve	—	—	—	$(126)	—
Acquisition related	$(38)	$(2)	—	$(54)	$(5)
Cost reduction initiatives and other	$(30)	—	—	$(3)	$7
As adjusted	$3,476	$856	—	$2,560	$(6)

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline?

A7)         Abbott is conducting leading-edge research across the company and is focused on competing in attractive growth markets where R&D-based product differentiation drives success. Today, across its businesses, Abbott has more than 350 clinical trials underway and expects to deliver more than 75 new products or indications over the next five years. This includes a drug-eluting stent in the United States for small vessels; many new diagnostic assays; advances in the vision care portfolio; improvements across the global nutritional product line; several new pharmaceutical products in late-stage development; and a new heart-valve technology called MitraClip. Following are select highlights from breakthrough research across both pharmaceuticals and medical products pipelines:

•      Oncology

•      Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has nine new molecular entities in human trials.

•      The oncology pipeline includes: ABT-263, a Bcl-2 family protein antagonist; ABT-869, a multi-targeted kinase inhibitor; and ABT-888, a PARP-inhibitor that is on track to move into Phase III development for breast cancer by year end. Additionally, Abbott is evaluating a number of promising mechanisms in its pre-clinical pipeline, including work on an early stage cMET antibody biologic for cancer.

•      The recent acquisition of Facet Biotech brought several oncology collaborations, including early- and mid-stage compounds that are being studied for difficult to treat types of cancer, including multiple myeloma and chronic lymphocytic leukemia.

•      Neuroscience / Pain

•      Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as Alzheimer’s disease and schizophrenia. Abbott has eight new molecular entities in the clinic for conditions such as schizophrenia, pain, Alzheimer’s disease and multiple sclerosis (MS). This includes three compounds in Phase II for Alzheimer’s.

•      Abbott’s neuroscience pipeline also includes a novel, next-generation antibody, daclizumab, which recently entered into Phase III development for relapsing remitting MS (RRMS), the most common form of the disease.

•      Abbott is also pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

•      Women’s Health

•      The recent collaboration agreement with Neurocrine to develop and commercialize elagolix for the treatment of endometriosis-related pain brings Abbott a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist. A Phase IIb study in endometriosis was recently completed.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Immunology

•      Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. In its pipeline, Abbott continues to explore additional indications for HUMIRA, and is on track to file regulatory applications in the U.S. and Europe for ABT-874, an anti-IL 12/23 biologic for psoriasis. Abbott is also working to advance development of its early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•      Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

•      Hepatitis C

•      Abbott’s antiviral program is focused on the treatment of hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV development programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets, including polymerase inhibitors.

•      Abbott currently has three HCV compounds in Phase II clinical trials and expects to advance another promising mechanism of action into human studies by year-end.  Abbott is well positioned to explore combinations of these new therapies, a strategy with the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•      Molecular Diagnostics

•      Abbott expects to launch more than 12 new products over the next two to three years, including several novel oncology and infectious disease assays, as well as improved instrument systems. Abbott recently received approval from the U.S. Food and Drug Administration (FDA) to market a new, sensitive molecular diagnostic test and instrument to simultaneously detect two of the nation’s most prevalent sexually transmitted diseases, gonorrhea and chlamydia.

•      Diagnostics

•      In 2010, Abbott has launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess Chagas disease, ovarian cancer, acute kidney injury and HIV.

•      Abbott expects to launch several more products this year and also has several next generation instrument systems for hematology, immunochemistry and blood screening in development.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)         (continued)

•      Vascular Devices

•      Abbott has the industry’s most robust vascular pipeline and expects to deliver more than 10 coronary technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•      MitraClip — Presented additional data from the pivotal trial, EVEREST II, at the EuroPCR conference, which demonstrated consistent performance of the MitraClip system for the two causes of mitral regurgitation (MR) — functional MR (FMR) or degenerative MR (DMR). Abbott’s MitraClip is on the market in Europe and under regulatory review in the United States.

•      XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. XIENCE PRIME is on the market in Europe, and is in clinical trials in the United States with an expected launch in 2012.

•      XIENCE Nano — XIENCE V for small vessels is in clinical trials in the United States. This 2.25 mm diameter stent was launched in Europe in 2008, and is expected to launch in the United States in 2011.

•      “Thinman” DES — Abbott is developing an ultra thin DES, which would be the thinnest DES on the market at the time of launch. Thin stent struts are designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•      Bioresorbable Vascular Scaffold (BVS) — Abbott is developing a BVS that is gradually resorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced BVS clinical program in the industry.

•      Core Coronary products — Abbott is continuing to expand its position in the more than $2 billion core coronary market, recently launching a next-generation frontline balloon dilatation catheter in Europe. Abbott plans to launch several new balloons in Europe and the United States over the next year. In addition, Abbott is maintaining its worldwide leadership in the metallic stent market with its next-generation bare metal stent, MULTI-LINK 8, which is in development in the United States. Abbott also has a new line of guidewires in development.

•      Vision Care

•      Abbott expects more than 20 new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and is expected to launch in the United States by year end. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery, and is developing new diagnostic instruments and treatments to improve visual outcomes. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony, its accommodating IOL approved in Europe and under FDA review in the United States.